Exhibit 10.8
January 9, 2026

RE: Amended and Restated Offer of Employment for Doug Thompson

Dear Doug,

Congratulations and welcome to CAVA! On behalf of the entire company, we are pleased to offer the opportunity for you to share in our vision and help us grow our awesome brand. We are confident that your experience will be an asset to our rapidly growing company!

Position: Chief Operations Officer

Reporting to: Brett Schulman, Chief Executive Officer

Start Date: Your start date is March 2, 2026.

Total Direct Compensation at Target: $2,162,500; see components below to include base salary, bonus at target and annual long term incentive grant value.

Base Salary: Annual gross starting of $550,000 paid in biweekly installments. Any salary changes will be reviewed according to your Impact Plan performance and occur on or around January each year. Your first opportunity for an assessment of your Impact Plan performance will occur in 2027.

Bonus Eligibility: You have the potential to earn an additional 75% of your earned fiscal wages earned in the form of a cash bonus (i.e., short term incentive bonus or "STI") for payout in 2027 based upon applicable individual goals and performance metrics set by our Board of Directors (as may mean the People, Culture and Compensation Committee of the Board to the extent duly authorized, the ”Board”). For the purposes of bonus calculations, "fiscal wages earned" refers to the total gross wages paid to an employee during the fiscal year, as reported through payroll, excluding any non-regular compensation including, but not limited to, relocation assistance, sign-on bonuses, spot awards, retention bonuses, severance, equity income, or other similar payments not tied to base salary. The STI plan is discretionary and is based upon your performance and a variety of operating factors that are determined by the Board and may change periodically. You must remain an employee in good standing on the date of the STI bonus payout and satisfy all eligibly requirements in order to receive such payout.

Long Term Incentives: The Company has a Long-Term Incentive (“LTI”) program in which certain key employees are eligible to participate. Your position is eligible to participate in the LTI program. In the LTI program, you are eligible to receive periodic equity of $1,200,000 in value. The initial grant is made during the annual review cycle, and your first grant is anticipated to occur in or around Q1 of 2027. Such grants vest over a 4-year term with 25% vesting annually. All equity grants must be approved by the Company’s Board of Directors prior to being effective. The grants take the form of Non-Qualified Stock Options* (“NSOs”) and Restricted Stock Units (“RSUs”), split equally. Non-qualified stock options provide the right, within a designated timeframe, to buy a set number of company shares at a preset price. The purchase price per share will be equal to the fair market value per share on the date the NSO is granted. Non-qualified stock options require payment of income tax of the grant price minus the price of the exercised option. RSUs provide an employee interest in company stock but they have no tangible value until vesting is complete. The restricted stock units are assigned a fair market

Exhibit 10.8
value when they vest. Upon vesting, the vested shares are considered income to the grantee (based on the spread between the value of such shares at the date of the grant and the value at those same shares at the date of the vesting). For those vested shares, taxes will be paid with a portion of the vested shares. The employee receives the remaining (those not remitted for taxes) vested shares and can sell them at his or her discretion, subject to certain transferability rules.

*The Company anticipates transitioning from NSOs to Performance Share Units (PSUs) in 2026, subject to Board approval, which may replace the NSOs or certain other LTI referenced above. Should this change occur, you will be notified of the specific performance metrics and vesting criteria applicable to those units.

One Time LTI Grant: In addition to the above LTI program, we would like to offer you a special one-time LTI equity grant in the form of $500,000 of RSUs vesting over 4 years (with such grant and 4-year period effective starting on your employment start date) at a rate of 25% per annum annually. Please note the grant of such RSUs shall be subject to Board approval and issued under the then current CAVA Equity Incentive Plan. The number of RSUs received will be based on the closing market price of the common stock as of the date of grant. Subsequent to your acceptance of this offer, your one-time LTI grant will be submitted to the Board for approval at its next regular meeting after your acceptance of this offer. Upon approval of such grant, the current equity plan and RSU Grant Agreement will be provided to you for your acceptance and signature.

All equity grants and the descriptions above are subject to the more complete language contained in the CAVA 2023 Equity Incentive Plan, as amended. See this plan for more details.

Relocation/Sign-On Bonus: You shall receive a Relocation/Sign-On bonus of $200,000 (the “Relocation/Sign-On Bonus”) less applicable tax withholdings, payable within thirty (30) days of your start date, to cover your relocation to the Washington, D.C. vicinity. Such relocation shall occur by July 31, 2026. This Relocation/Sign-On Bonus is subject to a payback covenant in the event that you resign from the company or do not relocate to the Washington D.C. vicinity by such date. If you resign or are terminated for cause from the Company before one (1) full year after your start date, you will be required to return 100% of the gross pre-tax amount of the Relocation/Sign-On Bonus to CAVA. If you resign or are terminated for cause from CAVA between one (1) and two (2) full years after your start date, you will be required to return 50% of the gross pre-tax amount of the Relocation/Sign-On Bonus to CAVA. Your signature below authorizes CAVA to make deductions from any payment you are owed (including final paycheck) to repay all or a portion of the Relocation/Sign-On Bonus. By signing below, you agree that if any such deductions do not fully repay the Relocation/Sign-On Bonus that is owed to CAVA, you will be required to pay CAVA the remaining balance within thirty (30) calendar days of the last day of your employment.

Benefits: Our Benefit Guide is attached to the email containing your offer letter. It details all the benefits and programs available to you, including pricing. We review all our benefit plans annually to make sure we are providing our employees with the best possible programs, so pricing and programs may change as we grow. This exempt position is eligible for participation in our retirement plan, prescription plan, employee assistance program, company-paid Talkspace benefits, early wage access, PerkSpot, paid sick time, and paid parental leave. In addition, you are eligible under CAVA’s Executive Severance Plan, which provides Participants (as defined therein, along with other capitalized terms here) whose employment is terminated

Exhibit 10.8
without Cause (other than by reason of death or Disability) or by the Participant for Good Reason with the following payments and benefits with execution of a Release Agreement: base salary continuation payments for 12 months, a Pro-Rata Bonus, and continued health insurance coverage for the earlier of 12 months or the date eligible to receive health benefits as a result of subsequent employment; provided, however, the foregoing is intended to be a general description only and you should review the full publicly available Executive Severance Plan for further details, which is subject to modification or termination by the Board.

Insurance: Benefits begin on the first of the month, after 30 days of employment; you will have 30 days from your start date to enroll in benefits. We offer employees the opportunity to participate in medical, dental, vision, telemedicine, pet insurance and other supplemental insurance plans. You will also receive life insurance and disability coverage paid for by CAVA.

Vacation: Unlimited PTO. Eligibility for PTO begins 30 days after hire and is up to the discretion of your manager.

Computer: You will be provided with a company-owned laptop computer. By using this equipment, you will be required to abide by all technology policies.

Cell Phone Reimbursement: You shall receive a cell phone allowance of $50 per month, which amount shall be subject to applicable withholdings.

CAVA Meals: During your employment, you will receive a free CAVA meal (up to $20) M-F and 50% off an entree for a guest. On weekends, you can enjoy 50% off an entree for you and a guest. Meals will be redeemed through CAVA Rewards on the CAVA mobile app. Instructions will be provided during onboarding.

Hybrid Work Model: This role requires a minimum of working 3 days per week in office. This position is eligible to receive a free parking pass or reimbursement for parking garage expenses (receipts must be submitted) that may be incurred at the D.C. Collaboration Center.

Onboarding and Company Policies: You understand and agree that you are required to promptly complete all mandatory new hire training and onboarding requirements, including the electronic Policy Acknowledgement form. You further agree to review and comply with all applicable CAVA policies and procedures.

Prior Employment: You represent and warrant that you may not bring any confidential or proprietary information, whether documents or in other forms, relating to your prior employers’ business, and that you are not subject to any contractual or other restrictions/obligations, including, without limitation, any non-competition, non-solicitation, or confidentiality agreement with any former employer or other third party, that are inconsistent with your accepting this offer of employment and performing the duties we expect of you at CAVA. You agree to indemnify, defend, and hold harmless CAVA and its affiliates, and their respective officers, directors, employees, and agents, from any claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and court costs) in connection with any breach of the above representations and warranties.

Passive Interests in Tumble 22 and Any Texas Roadhouse Locations: You agree that, upon your employment start date, you will hold no more than passive equity interests in Tumble 22 and any Texas Roadhouse locations for which you are presently an investor, that you will not be engaged in any operations for any of these businesses, and that you will not share confidential

Exhibit 10.8
or proprietary information from CAVA with any persons involved with Tumble 22 or any Texas Roadhouse location.

At-Will Employment: On behalf of CAVA, we look forward to working closely with you. Nonetheless, please understand that we are an at-will employer; this means that either you or CAVA are free to terminate employment at any time, with or without notice or cause. We are excited about your future with CAVA and the many contributions you will make in this new role.

This offer is contingent upon acceptable background check results and approval by the Board. To accept please sign and return this offer letter to kelly.costanza@cava.com by January 12, 2026.

We are excited about your future with CAVA and the many contributions you will make in this new role.

/s/ Brett Schulman	January 9, 2026

Brett Schulman
Chief Executive Officer
Brett@cava.com

“I have read and understand all the terms set forth in this offer letter and I accept each of those terms. I also understand and agree that my employment is at-will and no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is CAVA's complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.”

/s/ Doug Thompson	January 9, 2026
Doug Thompson / Date